SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 10, 2009

WINDTAMER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

000-53510	16-1610794
(Commission File Number)	(IRS Employer Identification No.)

6053 Ely Avenue, Livonia, New York	14487
(Address of Principal Executive Offices)	(Zip Code)
(585) 346-6442
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2009, the Board of Directors of WindTamer Corporation, (the “Company”) elected John Schwartz as Chief Operating Officer.  Prior to this appointment, Mr. Schwartz, age 55, was a consultant to the Company since January 2008, assisting the Company with marketing and operational matters under a Consulting Agreement dated October 30, 2008.  Also during 2008, Mr. Schwartz was a sales consultant for Dexter Foundry, located in Fairfield, Iowa, a company engaged in the manufacture of iron castings.  Mr.  Schwartz’s annual salary will be $67,600.

For more than five years prior to joining the Company as a consultant, Mr. Schwartz was an independent consultant to machining and manufacturing clients in management, operations and sales issues.  Prior to becoming an independent consultant, Mr. Schwartz was for nine years the owner and chief executive officer of Trimatek, Inc., a Fairport, New York manufacturer of precision machining parts.

As part of his consulting arrangement with the Company, Mr. Schwartz has received $75,000 in consulting fees in 2008 and 2009 and stock compensation during 2008.  He also received and additional 300,000 shares of common stock upon the vesting of a portion of the prior award in 2009.  The total stock award, which completely vested as of January 27, 2009, was for 1,000,000 shares of the Company’s common stock under the Company 2008 Equity Incentive Plan.  In February 2009, Mr. Schwartz was also granted a stock option to purchase 1,000,000 shares at $1.00 per share under the 2008 Equity Incentive Plan.

Except as described above, there is no arrangement or understanding between Mr. Schwartz and any other person, pursuant to which Mr. Schwartz is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Schwartz and any other person that would require disclosure under Item 401(d) of Regulation S-K. Except as described above, Mr. Schwartz is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDTAMER CORPORATION

Date: March 16, 2009	By:	/s/ Gerald E. Brock
Name: Gerald E. Brock
Title: Chief Executive Officer